Exhibit 23.2

Ernst & Young LLP 560 Mission Street Suite 1600 San Francisco, CA 94105	Tel: +1 415 894 8000 Fax: +1 415 894 9099 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2021, with respect to the consolidated financial statements of Hippo Enterprises Inc. and Subsidiaries included in this Amended Registration Statement on Form S-4 and related Prospectus of Reinvent Technology Partners Z for the registration of 963,631,122 shares of its common stock and 4,600,000 of its redeemable warrants.

San Francisco, California

July 8, 2021